Exhibit 99.1

NIC Earns 25 Cents Per Share on Total Revenues of $92.5 Million

Core digital government services drive strong same-state portal revenue growth

OLATHE, Kan.--(BUSINESS WIRE)--August 1, 2018--NIC Inc. (Nasdaq: EGOV), the dominant provider of digital government services, today announced net income of $17.0 million and earnings per share of 25 cents on total revenues of $92.5 million for the three months ended June 30, 2018. In the second quarter of 2017, the Company reported net income of $12.8 million and earnings per share of 19 cents on total revenues of $85.3 million.

Quarterly portal revenues were $86.6 million, a 9 percent increase over the second quarter of 2017. On a same-state basis, portal revenues increased 8 percent over the prior year quarter. Same-state, transaction-based revenues from Interactive Government Services (IGS) rose 10 percent over the second quarter of 2017, due primarily to higher volumes from a variety of services, including driver’s license renewals, motor vehicle inspections, and motor vehicle and business registration filings, among others. Same-state, transaction-based revenues from Driver History Records (DHR) were up 4 percent due to a price increase in one state and higher volumes across several states. Same-state portal software development revenues increased 39 percent, driven primarily by time & materials projects deployed in various states.

Second quarter 2018 portal revenues included $0.5 million from Illinois, the Company’s newest partnership.

Driven by strong same-state portal revenue growth, quarterly operating income increased 14 percent to $22.4 million, contributing to the increase in the Company’s operating income margin to 24 percent for the current quarter, from 23 percent in the prior year quarter.

The Company’s effective tax rate in the current quarter was 24 percent, down from 35 percent in the prior year quarter. The lower rate was attributable to favorable benefits related to the Tax Cuts and Jobs Act of 2017.

As previously announced, the Company recently purchased a suite of prescription drug monitoring program (PDMP) software assets developed by Leap Orbit, a Maryland-based, privately held company. The solution will be branded by NIC as RxGov, and leverages the Company’s expertise with PDMP solutions along with the industry-leading features of the acquired software to deliver a best-in-class solution to the marketplace.

“I was pleased with our strong financial results this quarter and I am excited about how we are strengthening our technology platforms and executing our healthcare vertical strategy,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “We look forward to delivering a completely re-imagined, industry-leading prescription drug monitoring solution, as well as choice and flexibility to this market.”

On July 30, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of 8 cents per share, payable to stockholders of record as of September 5, 2018. The dividend, which is expected to total approximately $5.4 million based on the current number of shares outstanding, will be paid on September 19, 2018, out of the Company’s available cash.

Operational Highlights

During the second quarter of 2018, several of the Company’s contracts were extended. The State of Wisconsin extended its contract with the Company’s Wisconsin Interactive, LLC subsidiary for three years, taking the agreement through May 2021. The states of Arkansas, Rhode Island, Hawaii, Nebraska, and Idaho extended their contracts with the Company for one year, and the state of Maine extended its contract with NIC subsidiary, Maine Information Network through December 31, 2018. In addition, the Library of Congress agreed to extend its contract with the Company to provide a second year of maintenance for the e-filing solution developed for the Copyright Royalty Board.

Second Quarter Earnings Call and Webcast Details

On the August 1, 2018 call, the Company will discuss its 2018 second quarter financial and operational results, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information
Wednesday, August 1, 2018
4:30 p.m. (EDT)

Call bridge:	888-394-8218 (U.S. callers) or 323-794-2588 (international callers)
Webcast slides:	https://streaming.webcasts.com/starthere.jsp?ei=1199775&tp_key=a873485471
Conference ID:	519774
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in for audio and slide presentation: The Webcast system is available at https://www.egov.com/investor-relations.

A replay of the Webcast will be available by visiting https://www.egov.com/investor-relations.

About NIC

NIC Inc. (Nasdaq: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements made in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the 2018 fiscal year, estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to potential new contracts or renewals, statements relating to the Company’s expected effective tax rate and the potential effect of tax law changes, statements relating to possible future dividends and share repurchases, and other possible future events, including potential acquisitions, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These risks include regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts –in whole or in part, and to sign contracts with new federal, state, and local government agencies, the Company’s ability to identify and acquire suitable acquisition candidates and to successfully integrate any acquired businesses, risks related to the outcome of the Texas procurement process, as well as possible data security incidents. Any statements regarding our expected effective tax rate for 2018 reflect provisional amounts subject to adjustment during the one-year measurement period permitted under applicable law. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Cautions About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements included in this release speak only as of the date of this release. Except as may be required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
CONSOLIDATED STATEMENTS OF INCOME AND FINANCIAL SUMMARY
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2018	2017	2018	2017
Portal revenues	$86,555	$79,374	$167,346	$156,572
Software & services revenues	5,943	5,952	11,877	11,931
Total revenues	92,498	85,326	179,223	168,503
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	51,711	49,009	100,353	96,041
Cost of software & services revenues, exclusive of depreciation & amortization	2,235	1,779	4,463	3,542
Selling & administrative	14,003	13,131	27,153	24,791
Depreciation & amortization	2,145	1,688	4,210	3,301
Total operating expenses	70,094	65,607	136,179	127,675
Operating income	22,404	19,719	43,044	40,828
Other income:
Interest income	57	—	58	—
Income before income taxes	22,461	19,719	43,102	40,828
Income tax provision	5,450	6,950	10,582	14,074
Net income	$17,011	$12,769	$32,520	$26,754

Basic net income per share	$0.25	$0.19	$0.48	$0.40
Diluted net income per share	$0.25	$0.19	$0.48	$0.40

Weighted average shares outstanding:
Basic	66,541	66,248	66,432	66,147
Diluted	66,561	66,248	66,447	66,147

Key Financial Metrics:
Revenue growth - outsourced portals	9%	5%	7%	5%
Same state revenue growth - outsourced portals	8%	7%	8%	6%
Recurring portal revenue as a % of total portal revenues	96%	97%	97%	97%
Gross profit % - outsourced portals	40%	38%	40%	39%
Revenue growth - software & services	—%	12%	—%	14%
Gross profit % - software & services	62%	70%	62%	70%
Selling & administrative expenses as a % of total revenues	15%	15%	15%	15%
Operating income as a % of total revenue	24%	23%	24%	24%

Portal Revenue Analysis:
IGS	$55,111	$50,217	$105,379	$96,142
DHR	26,645	25,689	53,883	53,858
Portal software development	3,562	2,193	5,609	4,022
Portal management	1,237	1,275	2,475	2,550
Total portal revenues	$86,555	$79,374	$167,346	$156,572

NIC INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amount)
(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$172,725	$160,777
Trade accounts receivable, net	92,757	103,938
Prepaid expenses & other current assets	13,013	12,843
Total current assets	278,495	277,558
Property and equipment, net	9,930	10,306
Intangible assets, net	7,460	5,214
Deferred income taxes, net	53	667
Other assets	1,880	1,986
Total assets	$297,818	$295,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$69,460	$88,920
Accrued expenses	22,274	26,501
Other current liabilities	3,412	3,673
Total current liabilities	95,146	119,094

Other long-term liabilities	9,153	8,395
Total liabilities	104,299	127,489

Commitments and contingencies	—	—

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 66,556 and 66,271 shares issued and outstanding	7	7
Additional paid-in capital	114,507	111,275
Retained earnings	79,005	56,960
Total stockholders' equity	193,519	168,242
Total liabilities and stockholders' equity	$297,818	$295,731

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
Balance, January 1, 2018	66,271	$7	$111,275	$56,960	$168,242
Net cumulative effect of adoption of accounting standard	—	—	—	208	208
Net income	—	—	—	32,520	32,520
Restricted stock vestings	246	—	—	—	—
Dividends declared	—	—	—	(10,755)	(10,755)
Dividend equivalents on unvested performance-based restricted stock awards	—	—	68	(68)	—
Dividend equivalents cancelled upon forfeiture of performance-based restricted stock awards	—	—	(140)	140	—
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(83)	—	(1,165)	—	(1,165)
Stock-based compensation	—	—	3,087	—	3,087
Issuance of common stock under employee stock purchase plan	122	—	1,382	—	1,382
Balance, June 30, 2018	66,556	$7	$114,507	$79,005	$193,519

NIC INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$32,520	$26,754
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on accounts receivable	343	379
Depreciation & amortization	4,210	3,301
Stock-based compensation expense	3,087	3,178
Deferred income taxes	614	796
Changes in operating assets and liabilities:
Decrease in trade accounts receivable, net	10,838	2,994
(Increase) decrease in prepaid expenses & other current assets	(170)	2,651
Decrease (increase) in other assets	262	(1,507)
(Decrease) in accounts payable	(19,460)	(14,535)
(Decrease) in accrued expenses	(4,393)	(1,271)
(Decrease) increase in other current liabilities	(209)	644
Increase in other long-term liabilities	758	1,010
Net cash provided by operating activities	28,400	24,433

Cash flows from investing activities:
Purchases of property and equipment	(2,411)	(2,395)
Proceeds from sale of property and equipment	—	7
Capitalized software development costs	(3,503)	(1,692)
Net cash used in investing activities	(5,914)	(4,080)

Cash flows from financing activities:
Cash dividends on common stock	(10,755)	(10,692)
Proceeds from employee common stock purchases	1,382	1,330
Tax withholdings related to stock-based compensation awards	(1,165)	(2,614)
Net cash used in financing activities	(10,538)	(11,976)

Net increase in cash	11,948	8,377
Cash, beginning of period	160,777	127,009
Cash, end of period	$172,725	$135,386

Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$166	$83
Cash payments:
Income taxes paid, net	$8,883	$12,405

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com